               Proxy Statement Pursuant to Section 14(a) of the
              Securities Exchange Act of 1934 (Amendment No. [ ])


     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]
     Check the appropriate box:
     [X]  Preliminary proxy statement
     [ ]  Confidential, for use of the Commission only
          (as permitted by Rule 14a-6(e)(2))
     [ ]  Definitive proxy statement
     [ ]  Definitive additional materials
     [ ]  Soliciting material pursuant to Rule 14(a)-11(c) or Rule 14a-12

                        Sound Source Interactive, Inc.
               (Name of Registrant as Specified in Its Charter)

             Board of Directors of Sound Source Interactive, Inc.
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     [X]  No fee required
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          0-11.

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               the filing fee is calculated and state how it was determined):


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     [ ]  Fee paid previously with preliminary materials:



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     [ ]  Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount previously paid:


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

Dear Valued Stockholders,

On behalf of everyone at Sound Source Interactive, I am pleased to report that fiscal 1998 was our best year ever! The Company achieved record results in revenues, profits and unit sales, while strengthening and extending the foundation to support future growth. Product sales doubled for the third consecutive year, producing our first fiscal year profit of five hundred thousand dollars or $0.10 per diluted share. The very popular The Land Before Time titles headed our successful new release schedule with over 350,000 units sold. And our incremental operating leverage resulted in substantial decreases in expenses as a percent of revenues. Our growth did not go unnoticed in the industry, when in June, we were ranked by PC Data as the sixth largest developer
                                          -------
(in revenue dollars) of educational software in the United States, surpassing Microsoft Corporation and IBM.

Producing Record Results. Net sales for the fiscal year ended June 30, 1998 were $8,800,000, representing an increase of 92.9 percent over net sales of $4,500,000 in fiscal 1997. Net income for fiscal 1998 was $501,200, or $0.10 cents per diluted share, compared to a loss of $2.6 million, or $0.61 cents per diluted share for fiscal 1997.

The profitability for the year was driven by a combination of revenue growth and market expansion. The gross profit margin for fiscal 1998 expanded over 1000 basis points to 60 percent as compared with 49 percent for fiscal 1997. Total operating expenses for the year increased only 16 percent over those of fiscal 1997. Most notably, general and administrative expenses decreased to 20.7 percent of net revenue from 43.2 percent in fiscal 1997 and 97 percent in fiscal 1996.

The increase in sales this year is attributable to several key elements in our strategy. The menu of products was expanded, with the Company selling a total of 16 titles, nine of which were new releases, in fiscal 1998, as compared with 11 titles, seven of which were new releases, in fiscal 1997. Revenues from Children's products increased approximately 135 percent to $4.7 million. The brisk sales in Children's products reflected record sales of three The Land Before Time titles as well as strong demand for Casper and An American Tail.

Strengthening and Expanding the Foundation for Growth. Throughout the year we recognized that the challenge of maintaining strong growth would require a larger and more powerful distribution network through which to sell an expanding menu of quality products. To add the necessary muscle, we eliminated the third-party sales function from our agreement with Simon & Schuster Interactive Distribution Services and installed our first dedicated sales team. We also launched a toll-free, consumer direct fulfillment service, through which the customer can order product by telephone. Our international distribution was bolstered by our first republishing agreement, through which we began shipping product internationally in 14 languages during fiscal 1998. With an interest in expanding our retail presence and building repeat business and customer loyalty, we initiated a brand equity campaign, which began with a comprehensive repackaging effort. Our new packages flow together with a distinctive ribbon across the bottom, thus creating the look of "a collection" when placed side by side. The impact of these important infrastructure improvements has been measurable already.

With exclusive content licenses driving our product development, we were pleased to have added one with Harvey Entertainment Company for Casper Meets Wendy and one with Universal Studios for the Babe franchise. We renewed our original, highly successful license with Universal Studios for The Land Before Time.
Sound Source has the right to develop and publish up to ten additional The Land Before Time titles over the next three years.

Setting Our Sights on Fiscal 1999. Our business plan for fiscal 1999, continues to focus on expanding our distribution network and adding new content licenses and new titles. Fiscal 1999 will be a year of transformation. We will sell not only licensed software, but also brand equity. We will introduce new products with characters known around the globe to children and their parents and grandparents. Our product objectives for fiscal 1999 include at least three new and extended content licenses and a menu of 18 titles, including 12 new releases. Our release schedule to date is very exciting, but as always, continuing to evolve as we approach the content market opportunistically.

On the distribution side, we plan to add new first tier distribution partners to expand our market worldwide. Our international efforts will focus on the more economically stable markets. Domestically, we will be adding field merchandising support to our brand awareness and sales programs. Field merchandising tends to insure the strongest product displays and positions in retail stores.

Building shareholder value. We have ample evidence that our strategy is working. Our fiscal 1998 financial performance strongly indicates that we are successfully leveraging our core assets: our exclusive content licenses and our comprehensive software studio. Looking forward, we will continue to develop high quality software titles based on bankable, licensed content. We will also continue to develop the multimedia studio, Sound Source Interactive.

We are confident that the universe for Sound Source products is vast. Our task is to select from a wide range of opportunities, the most promising paths for growth and profitability. Over the next year or two, we will explore the world of platforms beyond the Personal Computer and the world of retail storefronts beyond the local mall. Our entertainment division will produce value priced, immersive gaming experiences for the growing base of recreational computer game players. Make no mistake, while our feet are planted firmly on the ground, the Company is poised for the future.

Our accomplishments are not the result of our strategy per se, but rather the exceptional way that the strategy has been implemented by our talented and very committed team. We are very fortunate to have attracted the fine caliber of individual to our Company and consider our employees to be the real key to building shareholder value. All of us are proud of what we have accomplished on behalf of our shareholders.



Vincent J. Bitetti
Chairman & CEO
Sound Source Interactive, Inc.

                        SOUND SOURCE INTERACTIVE, INC.
                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD FRIDAY, DECEMBER 11, 1998

To the Stockholders of Sound Source Interactive, Inc.:

     The 1998 Annual Meeting of Stockholders of Sound Source Interactive, Inc. (the "Company") will be held on Friday, December 11, 1998 at 10:00 a.m. local time at the Company's offices at 26115 Mureau Road, Suite B, Calabasas, California, for the following purposes:

     1. To elect seven directors, each to hold office for a term ending in December 1999 or when their successors are elected and qualified.

     2. To authorize the Board of Directors, in their discretion, to offer holders of the Company's outstanding Redeemable Warrants the opportunity to exercise such Redeemable Warrants at a reduced exercise price and on a cashless basis.

     3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for 1999.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record as shown on the books of the Company at the close of business on November 2, 1998, the record date and time fixed by the Board of Directors, will be entitled to vote at the meeting and any adjournment thereof.

November 9, 1998                         Ulrich E. Gottschling
Calabasas, California            President, Chief Operating Officer,
                                 Chief Financial Officer,
                                 Secretary and Treasurer

     PLEASE SIGN, DATE AND RETURN YOUR PROXY AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

                        SOUND SOURCE INTERACTIVE, INC.
                          26115 MUREAU ROAD, SUITE B
                         CALABASAS, CALIFORNIA  91302

                                PROXY STATEMENT

                              GENERAL INFORMATION

SOLICITATION OF PROXIES

     This Proxy Statement is furnished to holders of the common stock, par value $.001 per share, of Sound Source Interactive, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Company's Board of Directors of proxies for use at the Company's 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held on December 11, 1998 at 10:00 a.m. local time at the Company's offices at 26115 Mureau Road, Suite B, Calabasas, California, and any and all adjournments thereof. The purpose of the Annual Meeting and the matters to be acted on there are set forth in the accompanying Notice of Annual Meeting of Stockholders.

     Solicitations of proxies will be made by preparing and mailing the Notice of Annual Meeting, Proxy Statement and proxy to stockholders of record as of the close of business on November 2, 1998. These materials are expected to be first mailed to stockholders on or about November 9, 1998. The cost of making the solicitation includes the cost of preparing and mailing the Notice of Annual Meeting, Proxy Statement and proxy and the payment of charges imposed by brokerage houses and other custodians, nominees and fiduciaries for forwarding documents to stockholders. In certain instances, officers of the Company may make special solicitations of proxies either in person or by telephone.
Expenses incurred in connection with special solicitations are expected to be nominal. The Company will bear all expenses incurred in connection with the solicitation of proxies for the Annual Meeting.

VOTING AND REVOCATION OF PROXIES

     A stockholder giving a proxy on the enclosed form may revoke it at any time prior to the actual voting at the Annual Meeting by filing written notice of the termination of the appointment with an officer of the Company, by attending the Annual Meeting and voting in person or by filing a new written appointment of a proxy with an officer of the Company. The revocation of a proxy will not affect any vote taken prior to the revocation.

     Unless a proxy is revoked or there is a direction to abstain on one or more proposals, it will be voted on each proposal and, if a choice is made with respect to any matter to be acted upon, in accordance with such choice. If no choice is specified, the proxies intend to vote the shares represented thereby to approve Proposal Nos. 1, 2 and 3 as set forth in the accompanying Notice of Annual Meeting of Stockholders, and in accordance with their best judgment on any other matters that may properly come before the Annual Meeting.

VOTING AT THE MEETING

     Only stockholders of record at the close of business on November 2, 1998 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On October 15, 1998 there were outstanding 5,884,462 shares of Common Stock. Each share of Common Stock is entitled to one vote on the matters to be presented at the Annual Meeting.

     A majority of the votes entitled to be cast on matters to be considered at the Annual Meeting, present in person or by proxy, will constitute a quorum at the Annual Meeting. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for all other matters. Abstentions and broker nonvotes will be counted for purposes of determining the presence or absence of a quorum. "Broker nonvotes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of broker nonvotes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority. The effect of broker nonvotes on the specific items to be brought before the Annual Meeting is discussed under each item.

     A list of those stockholders entitled to vote at the Annual Meeting will be available for a period of ten days prior to the Annual Meeting for examination by any stockholder at the Company's principal executive offices, 26115 Mureau Road, Suite B, Calabasas, California, and at the Annual Meeting.

                             ELECTION OF DIRECTORS
                               (PROPOSAL NO. 1)

GENERAL INFORMATION

     The Bylaws of the Company provide that the Company is authorized to have seven directors, and that stockholders will elect the directors of the Company at each annual meeting. Directors are elected to serve a term ending on the date of the next annual meeting of stockholders. Directors being elected at the Annual Meeting will serve until the Company's next annual meeting of stockholders, which is currently scheduled to be held in December 1999, or until their successors have been duly elected and qualified.

VOTE REQUIRED

     The seven nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker nonvotes and instructions on the accompanying proxy to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

     ASSI, Inc. and Vincent J. Bitetti, who together own 2,374,634 shares of Common Stock (representing 40.4 percent of the issued and outstanding Common Stock), have both advised the Company that they intend to vote all of their Common Stock in favor of the election of each of the director nominees named below.

     THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED BELOW.

INFORMATION REGARDING NOMINEES

     All nominees have consented to serve if elected, but if any becomes unable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee. The stockholders have previously elected director nominees Vincent J. Bitetti, Ulrich E. Gottschling, Mark A. James, Richard Azevedo, Samuel L. Poole, Wayne M. Rogers and John T. Wholihan. The name, age, business experience and offices held by each director nominee are as follows:

     VINCENT J. BITETTI, age 43, founded Sound Source Interactive, Inc., a California corporation (the "Subsidiary"), in 1989 and served as the President of the Subsidiary from its formation. Since the Company acquired the Subsidiary in 1994, Mr. Bitetti has served as the Chairman of the Board and Chief Executive Officer and as a director of both the Company and the Subsidiary. Prior to founding the Subsidiary, from 1986 to 1988 Mr. Bitetti was President of Fantastic Planet Consultants, a sound and musical instrument design consulting company. Mr. Bitetti is a published music composer and lyricist. From 1986 to 1993, Mr. Bitetti was a consultant to manufacturers of keyboard synthesizers in the music industry. Mr. Bitetti is primarily responsible for developing the concepts for the Company's products, and maintaining the Company's relationships and negotiating its license agreements, with the studios. Mr. Bitetti has been a director of the Company since 1994.

     ULRICH E. GOTTSCHLING, age 40, was appointed as Chief Financial Officer, Treasurer and director of the Company on October 9, 1995, as Secretary of the Company on November 17, 1995, and as President and Chief Operating Officer on February 1, 1997. Prior to joining the Company, Mr. Gottschling was employed from June 1991 through September 1995 as a certified public accountant with Corbin & Wertz, the Company's former independent auditors. From 1987 through May 1991, he was employed as a certified public accountant by Deloitte & Touche LLP. From 1980 through 1896, Mr. Gottschling held various management positions with Westin Hotels and Marriott Corporation. Mr. Gottschling has been a director of the Company since October 1995.

     MARK A. JAMES, age 39, is a founding member of the law firm of James, Driggs, Walch, Santoro & Thompson in Las Vegas, Nevada, where has have been a partner since April 1996. From 1991 until the founding of James, Driggs, Walch, Santoro & Thompson, he was a partner in the Las Vegas firm of Jolley, Urga, Wirth & Woodbury. Mr. James also has been a member of the Nevada State Senate since 1992, where he serves as Chairman of the Senate Committee on Judiciary, and on the Natural Resources and Legislative Affairs and Operations committee. Mr. James is a director of ASSI, Inc., a principal stockholder of the Company. Mr. James has been a director of the Company since July 1996.

     RICHARD AZEVEDO, age 64, is President of Azevedo and Associates, Inc., which was formed in June 1995 as a consulting firm to the nursing industry, and which owns 40 percent of Unified Health Services, LLC, an operator of nursing homes, which Mr. Azevedo also founded and of which he serves as President. Mr. Azevedo also is President of Star Nursing Home Enterprises, Inc., which he founded in 1997 and which operates two nursing homes in northern California. From 1991 to 1995, Mr. Azevedo was President of Jesse Lee Group, Inc., which he also founded and which operated skilled nursing home facilities. From 1986 to 1990, Mr. Azevedo was President of Medicrest of California, a corporation comprised of 18 skilled nursing home facilities. Prior to that Mr. Azevedo was a real estate developer with Ron-Mar Construction Company, Inc. Mr. Azevedo has been a director of the Company since April 1998.

     SAMUEL L. POOLE, age 50, since January 1998 has been the President and Chief Executive Officer of Arista Learning Systems, Inc., a privately held enterprise software publisher creating delivery and management software for distance based learning environments. Prior to joining Arista Learning Systems, from August 1992 until July 1997 Mr. Poole was employed by Maxis, Inc., a publicly held entertainment software publisher, where he ultimately served as President and Chief Executive Officer and as a director. His prior employers include Walt Disney Software, Inc., a publisher of entertainment and education software, where he was Director of Sales from January 1991 to August 1992; Cinemaware Corporation, a software publisher, where he was Vice President of Marketing and Sales from January 1989 to January 1991; and IntelliCreations, Inc., an interactive entertainment software publisher of which he founded and served as President from 1984 to 1989. He holds a B.A. from Thiel College and an MBA from Kent State University. Mr. Poole currently serves on the Board of Trustees of Thiel College, and is a director of Arista Learning Systems, Inc. Mr. Poole has been a director of the Company since April 1998.

     WAYNE M. ROGERS, age 64, is a well-known professional actor who has been involved in investment activities for over 15 years. Mr. Rogers is a director of two other publicly held companies, Global Intellicom, Inc. and Red Horse Entertainment Corporation. He has been a director of several privately held companies, including Almaden Vineyards and the Pantry, Inc., since 1990. He has also been a director of P.H.C., Inc., Electronic Data Controls, Inc., Extek Micro-Systems and Wadell Equipment Global. Currently, Mr. Rogers is the general partner of Balanced Value Fund, LP, a limited partnership that advises and invests in middle market companies. Mr. Rogers is also the general partner of The Insight Fund, LP, and the sole stockholder of the corporate general partner of The Pinnacle Fund, LP, and Triangle Bridge Group, LP. Mr. Rogers has been a director of the Company since April 1998.

     JOHN T. WHOLIHAN, age 60, has been Dean of the College of Business Administration at Loyola Marymount University since 1984. Previously, he served for five years as an Associate Dean at Bradley University, where he also served as Director of the MBA Program and as Director of the Small Business Institute. During this period, he also taught in the areas of strategic management and international business. He was a Fulbright Scholar in Brazil in 1977. Mr. Wholihan holds a B.S. from the University of Notre Dame, an MBA from Indiana University and a Ph.D. from The American University. He has published numerous articles and other scholarly works. He is a member of several academic associations and honor societies, including the Academy of Management, the Small Business Institute Directors Association, Beta Gamma Sigma and Alpha Sigma Nu. He currently is President of the Western Association of Collegiate Schools of Business. He is past President of the Association of Jesuit Colleges and Universities Business Deans. He was the founding President of the International Association of Jesuit Business Schools. He is a member of the Rotary Club of Los Angeles, the Financial Executives Institute and the Jonathan Club. He has served on the board of directors of several small companies and currently is a member of the Board of Trustees of the TIP Funds, a family of publicly traded mutual funds. He is the immediate past Chairman of the Board of Notre Dame Academy in Los Angeles. Mr. Wholihan has been a director of the Company since April 1998.

BOARD COMMITTEES

     The Board of Directors has appointed five standing committees: the Audit Committee, the Compensation Committee, the Search Committee, the Nominating Committee and the Strategic Planning Committee.

     The Audit Committee consists of Richard Azevedo, Mark A. James and Samuel
L. Poole. Its purpose is to recommend the appointment of an independent auditor for the Company, review the scope of the audit, examine the auditor's reports, make appropriate recommendations to the Board of Directors as a result of such review and examination and make inquiries into the effectiveness of the financial and accounting functions and controls of the Company.

     The Compensation Committee consists of Richard Azevedo, Samuel L. Poole and John T. Wholihan. It is responsible for reviewing and setting the compensation of executive officers of the Company and for administering the Company's stock option plans.

     The Search Committee consists of Ulrich E. Gottschling, Samuel L. Poole and John T. Wholihan. The Search Committee is responsible for recruiting a new Chief Financial Officer for the Company.

     The Strategic Planning Committee consists of Vincent J. Bitetti, Ulrich E. Gottschling, Mark A. James, Samuel L. Poole and Wayne M. Rogers. The Strategic Planning Committee is responsible for overseeing the development of the Company's strategic planning process.

     The Nominating Committee consists of Vincent, J. Bitetti, Samuel L. Poole, Wayne Rogers and Louis Habash, who is the sole stockholder of ASSI, Inc., a principal stockholder of the Company.

BOARD AND COMMITTEE MEETINGS

     In fiscal 1998, there were four meetings held by the Board of Directors. Board committees met as follows during fiscal 1998: The Audit Committee, one time, and the Compensation Committee, one time. The Search Committee and Strategic Planning Committee were formed in May 1998 and did not meet in fiscal 1998. The Nominating Committee was formed in September 1998 and did not meet in fiscal 1998. The total combined attendance for all Board and Committee meetings was 100 percent. All directors, or their representatives, attended 100 percent of the meetings of the Board and of the committees on which they served.

RELATIONSHIPS WITH OUTSIDE FIRMS

     Mark A. James is a current director of the Company and in fiscal 1998 was a member of the law firm of James, Driggs, Walch, Santoro & Thompson, which performed legal services for the Company. Amounts paid to such law firm by the Company during fiscal 1998 amounted to $206,485.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION. The following table sets forth information concerning compensation of the Company's Chairman of the Board and Chief Executive Officer and each of the Company's other executive officers, and two other employees and one former employee, each of whom received compensation from the Company in excess of $100,000 for the fiscal year ended June 30, 1998 (the "Named Executives").

                          SUMMARY COMPENSATION TABLE

                                                          SUMMARY ANNUAL
                                                           COMPENSATION            LONG-TERM COMPENSATION
                                                       --------------------   --------------------------------
                                                                              STOCK OPTIONS       ALL OTHER
        NAME AND PRINCIPAL POSITION            YEAR    SALARY     BONUS(1)      (SHARES)       COMPENSATION(2)
        ---------------------------            ----   --------   ----------   -------------    ---------------
Vincent J. Bitetti, Chairman of the            1998   $210,466     $79,000        50,000            $22,543
Board and Chief Executive Officer              1997    205,077      14,029             0             19,872
                                               1996    187,500      31,874             0             19,018

Ulrich E. Gottschling, President,
Chief Operating Officer, Chief                 1998    151,125      58,600        50,000              10,47
Financial Officer, Treasurer and               1997    126,295       8,602             0              9,145
Secretary                                      1996     80,134       1,500       200,000              5,909,

Patricia Brown, Senior Vice President          1998    100,000       2,500                            6,000
of New Business Development                    1997     41,025           0        50,000              3,000

Tim Murphy, Senior Vice President              1998    155,561       2,500             0              6,447
of Sales and Marketing                         1997     51,084                   150,000              1,495

Eric H. Winston, Former President              1998    140,000           0             0             17,178
and Chief Operating Officer (4)                1997    140,000           0             0             17,040
                                               1996    168,750      31,874             0             21,141

(1) The bonuses accrued for fiscal year 1998 will be paid in fiscal year 1999. The bonuses paid in fiscal year 1996 were earned and accrued in fiscal year 1995.
(2) The amounts in this column consist of the following: (a) personal use of Company car: Mr. Bitetti -- $12,000 (1998), $9,130 (1997),$9,576 (1996),
     Mr. Winston -- $12,000 (1998), $12,000 (1997), $9,302 (1996), Mr.
     Gottschling -- $6,000 (1998), $4,600 (1997), $2,500 (1996), Ms. Brown --
     $6,000 (1998), $3,000 (1997), Mr. Murphy -- $0 (1998), $0 (1997); (b) life insurance premiums:  Mr. Bitetti  $6,143 (1998), $5,370 (1997), $4,311
     (1996), Mr. Winston -- $0 (1998), $0 (1997), $4,750 (1996), and (c) medical insurance premiums:  Mr. Bitetti -- $4,400 (1998), $5,372 (1997), $5,131
     (1996), Mr. Winston -- $5,178 (1998), $5,040 (1997), $7,089 (1996), Mr.
     Gottschling -- $4,647 (1998), $4,545 (1997), $3,409 (1996), Ms. Brown -- $0
     (1998), $0 (1997), Mr. Murphy -- $4,647 (1998), $1,495 (1997).
(4) Ms. Brown became an employee of the Company on January 5, 1997. Prior to that time, she was a consultant to the Company whereby she was paid a monthly fee of $3000 plus royalties based on the sales of certain of the Company's products.
(5) Mr. Murphy became an employee of the Company on February 5, 1997. Mr. Murphy is paid a base salary plus commissions based on sales of the Company's products.
(6) Mr. Winston terminated his employment with the Company effective November 1, 1996. The amounts set forth in the table for the period subsequent to such date were paid pursuant to a Separation and Release Agreement. See "Election of Directors Termination Agreement".

     OPTION GRANTS. The following table sets forth information concerning grants to and exercises by the Named Executives of options during the fiscal year ended June 30, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                     NUMBER OF         PERCENT OF TOTAL
                                     SECURITIES        OPTIONS GRANTED
                                     UNDERLYING        TO EMPLOYEES IN     EXERCISE OR
    NAME                         OPTIONS GRANTED (1)      FISCAL YEAR       BASE PRICE     EXPIRATION DATE
    ----                         -------------------   -----------------   ------------    ---------------
Vincent J. Bitetti                      50,000                6%            $2.50-$5.00        4/27/08
Ulrich E. Gottschling                  100,000               13%               $1.19           4/30/06
                                       100,000               13%               $1.19           9/30/07
                                        50,000                6%            $2.50-$5.00        4/27/08
Patricia Brown                          50,000                6%               $1.19            1/5/07
Tim Murphy                             150,000               19%               $1.19            3/1/07
Eric Winston                                 0                0%                 __               __

(1) Options issued in the December 1997 option exchange program are shown as new grants (the "Repriced Options"). The terms of the Repriced Options are based on the expiration dates of the options surrendered; therefore, the terms of the Repriced Options have a ten-year term. Other options have a ten-year term.



     OPTION EXERCISES AND HOLDINGS. The following table sets forth information concerning each exercise of a stock option during the fiscal year ended June 30, 1998 by each of the Named Executives and the number and value of unexercised options granted by the Company held by each of the Named Executives on June 30, 1998.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                          NUMBER OF SHARES       VALUE OF UNEXERCISED IN-
                                  NUMBER OF                           UNDERLYING  UNEXERCISED      THE-MONEY OPTIONS AT
                                    SHARES                               OPTIONS AT 6/30/98             6/30/98 (2)
                                 ACQUIRED ON                         -------------------------   -------------------------
    NAME                           EXERCISE     VALUE REALIZED(1)    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
    ----                         -----------   ------------------    -------------------------   -------------------------
Vincent J. Bitetti                         0            $      0                  50,000/0                $        0/0
Ulrich E. Gottschling                      0                   0                 250,000/0                    12,000/0
Patricia Brown                         6,275               7,656             42,092/10,000                   4,889/600
Tim Murphy                                 0                   0             60,000/90,000                 3,600/5,400
Eric H. Winston (3)                  100,000             131,500                 182,838/0                   217,577/0

--------------
(1) Market value on the date of exercise of shares covered by options exercised, less option exercise price.

(2) Market value of the shares covered by in-the-money options on June 30, 1998, less the option exercise price.
(3) Does not include a presently exercisable option held by Mr. Winston to purchase 100,000 shares of Common Stock from Mr. Bitetti at $2.00 per share.

COMPENSATION OF DIRECTORS

     The Company pays each director who is not an employee of the Company a director's fee of $15,000 per year, and reimburses them for out-of-pocket expenses incurred in connection with their attendance at meetings. In addition, the Company's Amended and Restated 1995 Stock Option Plan (the "Plan") provides for the grant of stock options to nonemployee directors of the Company without any action on the part of the Board of Directors or the Compensation Committee, upon the terms and conditions set forth in the Plan. Each nonemployee director shall automatically receive nonqualified stock options to acquire 10,000 shares of Common Stock upon appointment as a director, and shall receive nonqualified stock options to acquire an additional 10,000 shares of Common Stock for each additional year that the nonemployee director continues to serve on the Board of Directors. Each option granted to a nonemployee director shall vest and become exercisable as to 50 percent of the shares of Common Stock subject to the option on the first anniversary date of the grant and as to the remaining 50 percent on the second anniversary date of the grant, and will expire on the earlier of ten years from the date the option was granted, upon expiration of the Plan, or three weeks after the optionee ceases to be a director of the Company. The exercise price of such options shall be equal to 100 percent of the fair market value of the Common Stock subject to the option on the date on which such options are granted. Each option shall be subject to the other provisions of the Plan.

EMPLOYMENT AGREEMENTS

     The Company has entered into a Third Amended and Restated Employment Agreement with Vincent J. Bitetti, its Chairman of the Board and Chief Executive Officer, dated as of April 24, 1998 (the "Third Bitetti Employment Agreement"). The Third Bitetti Employment Agreement amends and restates in its entirety the Second Amended and Restated Employment Agreement between the Company and Vincent
J. Bitetti, dated as of April 30, 1996 (the "Second Bitetti Employment Agreement").

     The Third Bitetti Employment Agreement extends the term of the Second Bitetti Employment Agreement from September 15, 1998 to December 31, 2000. Certain provisions of the Second Bitetti Employment Agreement whereby Mr. Bitetti acknowledged that the Company was searching for a new Chief Executive Officer and agreed to resign as such (but not as Chairman of the Board or as a Company employee) upon the hiring of a new Chief Executive Officer have been deleted from the Third Bitetti Employment Agreement.

     The Third Bitetti Employment Agreement modifies a number of the provisions of the Second Bitetti Employment Agreement governing Mr. Bitetti's compensation. Pursuant to the Third Bitetti Employment Agreement Mr. Bitetti's annual base salary has been increased from $203,800 to $240,000 effective April 27, 1998. The base salary is subject to annual increases in accordance with the Consumer Price Index (the "CPI") commencing on April 27, 1998, in the same manner as under the Second Bitetti Employment Agreement. The Third Bitetti Employment Agreement also modified the bonus structure applicable under the Second Bitetti Employment Agreement.

     The Second Bitetti Employment Agreement would have entitled Mr. Bitetti to receive a bonus in the following amounts if the following gross revenues had been attained for the fiscal year ending June 30, 1998:

                  GROSS REVENUES      CUMULATIVE CASH BONUS
                  --------------      ---------------------
                   $19,200,000                $ 25,000
                    25,600,000                  75,000
                    38,400,000                 125,000

     Pursuant to the Third Bitetti Employment Agreement, Mr. Bitetti became entitled to receive a bonus in the following amounts if the following gross revenues were attained for the fiscal year ending June 30, 1998:

                  GROSS REVENUES      CUMULATIVE CASH BONUS
                  --------------      ---------------------
                   $ 7,500,000                $ 25,000
                    10,000,000                  75,000
                    15,000,000                 125,000

     The gross revenue attainment levels required to receive each bonus level for each subsequent fiscal year increase by 60 percent annually.



     The Second Bitetti Employment Agreement entitled Mr. Bitetti to receive a bonus in the following amounts if the following levels of gross profits (defined as annual sales revenue less all costs of sales) had been attained for the fiscal year ending June 30, 1998:

                  GROSS PROFITS       CUMULATIVE CASH BONUS
                  -------------       ---------------------
                   $ 5,120,000                $ 50,000
                     5,760,000                  75,000
                     6,400,000                 100,000

     Pursuant to the Third Bitetti Employment Agreement, Mr. Bitetti became entitled to receive a bonus in the following amounts if the following gross profits were attained for the fiscal year ending June 30, 1998:

                  GROSS PROFITS       CUMULATIVE CASH BONUS
                  -------------       ---------------------
                   $ 2,000,000                $ 50,000
                     2,250,000                  75,000
                     2,500,000                 100,000

     The gross profit levels required to receive each bonus level for each subsequent fiscal year increase by 60 percent annually.

     The Second Bitetti Employment Agreement entitled Mr. Bitetti to receive a bonus in the following amounts if the following levels of pre-tax profitability (defined as annual earnings before interest, taxes, depreciation and amortization divided by gross revenues) were attained for any fiscal year during the term of Mr. Bitetti's employment agreement:

                    PROFITABILITY     CUMULATIVE CASH BONUS
                    -------------     ---------------------
                         10%                  $ 50,000
                         15%                  $100,000

     The foregoing levels of pre-tax profitability required to achieve each bonus level remain unchanged pursuant to the Third Bitetti Employment Agreement.

     For the fiscal year ended June 30, 1998, the Company achieved revenues of $8,867,490 and gross profits of $5,293,322, thereby qualifying Mr. Bitetti for bonuses totaling $125,000. Mr. Bitetti has agreed to forego $60,000 of his earned bonus. The remaining $65,000 was accrued at June 30, 1998 in the Company's consolidated financial statements and will be paid in fiscal year 1999.

     Mr. Bitetti remains entitled to receive the same fringe benefits under the Third Bitetti Employment Agreement as applied under the Second Bitetti Employment Agreement. These benefits include use of a Company automobile or automobile allowance, $5,000,000 in life insurance coverage (provided that in no event may the Company be required to pay a premium for such insurance in excess of $7,500 per year) and the right to participate in the Company's customary benefit plans. Following the voluntary or involuntary termination of his employment by the Company, Mr. Bitetti was entitled to two demand registration rights with respect to the Common Stock held by or issuable to him. These registration rights only become effective upon the voluntary or involuntary termination of Mr. Bitetti's employment with the Company.

     Finally, pursuant to the Third Bitetti Employment Agreement, Mr. Bitetti has been granted options to purchase 25,000 shares of Common Stock at $2.50 per share, and options to purchase 25,000 shares of Common Stock at $5.00 per share. All such options were vested and exercisable on their date of grant, which was April 27, 1998.

     The Company entered into an Amended and Restated Employment Agreement with Ulrich E. Gottschling, as Chief Financial Officer, Treasurer and Secretary, dated as of February 1, 1997 (the "Gottschling Employment Agreement"), for a two-year term ending January 31, 1999. The Company entered into an Employment Memorandum with Mr. Gottschling dated as of April 24, 1998 (the "Gottschling Employment Memorandum"), which amends certain provisions of the Gottschling Employment Agreement. Pursuant to the Gottschling Employment Agreement, Mr. Gottschling initially was entitled to receive annual base compensation of $150,000, subject to escalation annually in accordance with the CPI. Pursuant to the Gottschling Employment Memorandum, Mr. Gottschling's base salary will be increased to $180,000 per annum effective January 1, 1999, and will remain subject to escalation in accordance with the CPI. The Gottschling Employment Agreement entitled Mr. Gottschling to receive bonuses based on the same three criteria as applicable to Mr. Bitetti under the Second Bitetti Employment Agreement, except that the amounts of the bonus as payable to Mr. Gottschling were equal to 80 percent of the bonuses payable to Mr. Bitetti. Pursuant to the Gottschling Employment Memorandum, Mr. Gottschling is now entitled to receive bonuses based on the same three criteria as Mr. Bitetti's Third Bitetti Employment Agreement, again at 80 percent of the bonuses payable to Mr. Bitetti.

     Pursuant to the Gottschling Employment Agreement, Mr. Gottschling is entitled to certain other fringe benefits including use of a Company automobile or automobile allowance and the right to participate in the Company's customary benefit plans. Following the voluntary or involuntary termination of his employment by the Company, Mr. Gottschling is entitled to two demand registration rights with respect to the Common Stock held by or issuable to him. These registration rights only become effective upon the voluntary or involuntary termination of Mr. Gottschling's employment with the Company.

     Pursuant to the Gottschling Employment Memorandum, Mr. Gottschling has been granted options to purchase 25,000 shares of Common Stock at $2.50 per share, and options to purchase 25,000 shares of Common Stock at $5.00 per share. All such options were vested and exercisable on their date of grant, which was April 27, 1998.

     For the fiscal year ended June 30, 1998, the Company achieved revenues of $8,867,490 and gross profits of $5,293,322, thereby qualifying Mr. Gottschling for bonuses totaling $100,000. Mr. Gottschling has agreed to forego $50,000 of his earned bonus. The remaining $50,000 was accrued at June 30, 1998 in the Company's consolidated financial statements and will be paid in fiscal year 1999.

TERMINATION AGREEMENT

     The Company entered into a Second Amended and Restated Employment Agreement with Eric H. Winston, the Company's former President and Chief Operating Officer, dated as of April 30, 1996, for a term ending on September 15, 1998. Pursuant to a predecessor employment agreement, commencing September 15, 1995, Mr. Winston was entitled to receive annual base compensation of $175,000. Pursuant to the Second Amended and Restated Employment Agreement the predecessor employment agreement was amended to provide that effective July 2, 1996, Mr. Winston's base compensation was reduced to $140,000 per annum, subject to an increase of $35,000 per annum at such time as the Company realized net sales of $1,500,000 or more for any three consecutive calendar months. This Second Amended and Restated Employment Agreement also made Mr. Winston's salary subject to escalation annually in accordance with the CPI. Mr. Winston's Second Amended and Restated Employment Agreement entitled him to receive annual bonuses based on the same three criteria, and payable in accordance with the same provisions, described above with respect to the Second Bitetti Employment Agreement. Mr. Winston also was entitled to the same fringe benefits as Mr. Bitetti.

     On October 25, 1996, the Company entered into a Separation and Release Agreement with Mr. Winston, which became effective on November 1, 1996.
Pursuant to that agreement, Mr. Winston ceased to be an officer, employee and director of the Company, but remained entitled to receive salary compensation at the rate of $140,000 per annum, an automobile allowance at the rate of $12,000 per annum and certain other benefits as provided in the agreement, through September 15, 1998. All of the Company's obligations to Mr. Winston under the Separation and Release Agreement have now terminated.

     Pursuant to a prior employment agreement, the Company granted Mr. Winston options to purchase 292,838 shares of Common Stock at an exercise price of $0.06 per share, of which Mr. Winston exercised options to purchase 10,000 shares during fiscal 1997 and 100,000 shares during fiscal 1998. During October 1998, Mr. Winston exercised an option to purchase 182,838 shares. Mr. Bitetti has separately granted Mr. Winston a presently exercisable option to acquire 100,000 shares of Common Stock from him at a purchase price of $2.00 per share.

     Mr. Winston has granted Mr. Bitetti a right of first refusal as to all Common Stock that Mr. Winston may from time to time acquire. Such first refusal right provides that before Mr. Winston offers to sell any such Common Stock to any third party, he must first offer to sell such shares to Mr. Bitetti on no less favorable terms than proposed to be offered to the third party. If Mr. Bitetti rejects such offer, Mr. Winston is free to sell to the third party on terms no less favorable than offered to Mr. Bitetti.

REPORT ON REPRICING OF OPTIONS

     In December 1997, the Board of Directors approved an option exchange program, whereby all employees, including the Named Executives (excluding Vincent J. Bitetti and Eric H. Winston) were entitled to exchange their outstanding options for new options to be granted at fair marked value on December 27, 1997.

     The following Option Repricing Table shows options repriced in the December 1997 option exchange program for the Names Executives (other than Vincent J. Bitetti and Eric H. Winston). The Company did not reprice any options prior to December 1997.

                            OPTION REPRICING TABLE

                                                         NUMBER OF
                                                        SECURITIES
                                                        UNDERLYING           MARKET PRICE OF       EXERCISE PRICE
                                    DATE OF               OPTIONS           STOCK AT TIME OF         AT TIME OF         NEW EXERCISE
      NAME                         REPRICING             REPRICED               REPRICING            REPRICING              PRICE
      ----                         ---------           -----------          ----------------       --------------       ------------

Ulrich E. Gottschling               12/27/97               100,000                 $1.19                $4.00                $1.19
                                                           100,000                 $1.19                $3.40                $1.19
Patricia Brown                      12/27/97                50,000                 $1.19                $4.00                $1.19
Tim Murphy                          12/27/97               150,000                 $1.19                $4.00                $1.19

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Common Stock of the Company by (i) each person who is known to the Company to own, of record or beneficially, more than five percent of the Common Stock, (ii) each of the Company's, directors director nominees and Named Executives (excluding Eric H. Winston) and (iii) all directors and executive officers as a group. Where the persons listed have the right to acquire additional shares of Common Stock through the exercise of options or warrants within 60 days, such additional shares are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by such persons, but are not deemed to be outstanding for the purpose of computing the percentage ownership interests of any other person. Unless otherwise indicated, each of the stockholders shown in the table below has sole voting and investment power with respect to the shares beneficially owned.


                                           SHARES BENEFICIALLY OWNED
NAME AND ADDRESS                          ----------------------------
OF BENEFICIAL OWNER (1)                      Shares             Percent
-----------------------                   -------------         -------
DIRECTORS AND NAMED EXECUTIVES
------------------------------
Vincent J. Bitetti(2)                       1,284,634             22.3%

Ulrich E. Gottschling(3)                      255,000              4.3%

Richard Azevedo                                     0                0%
1104 Humbug Way
Auburn, California 95603

Mark A. James(4)                               15,000                *
3404 Costa Verde Drive
Las Vegas, Nevada  89102

Patricia Brown                                 60,367              0.1%

Tim Murphy                                    150,000              2.6%

Samuel L. Poole                                     0                0%
60 Sugarloaf Lane
Alamo, California 94507

Wayne M. Rogers                                     0                0%
11828 Lagrange
Santa Monica, California  90025

John T. Wholihan                                1,000                *
7300 West 88th Place
Los Angeles, California 90045

All directors, director nominees            1,766,001             28.3%
and executive officers as a
group (nine persons)(2)(3)(4)

OTHER BENEFICIAL OWNERS (5)
---------------------------
Louis A. Habash(6)                          1,140,000             20.2
5075 Spyglass Hill Drive
Las Vegas, Nevada  89122

Eric H. Winston(7)                            321,338              5.5
5567 Springhill Court
Westlake Village, California 91362

---------------
* Less than 1%

(1) Except as otherwise noted, the address of the listed beneficial owners is 26115 Mureau Road, Suite B, Calabasas, California 91302.
(2) Includes 50,000 shares of Common Stock issuable to Mr. Bitetti under presently exercisable options. Also includes 100,000 shares of Common Stock which Mr. Winston is entitled to acquire from Mr. Bitetti pursuant to a presently exercisable option. Does not include up to 282,838 shares acquired by Mr. Winston from the Company pursuant to the options described in (7) below, as to all of which Mr. Bitetti had a right of first refusal. Excludes 1,140,000 shares of Common Stock held by ASSI, Inc., as to which Mr. Bitetti has shared voting rights.
(3) Includes 250,000 shares of Common Stock issuable to Mr. Gottschling under presently exercisable options.
(4) Includes 10,000 shares of Common Stock issuable to Mr. James upon exercise of presently exercisable options.
(5) Information below is based on reports filed by the identified beneficial owners with the Securities and Exchange Commission pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended.
(6) All such Common Stock is owned of record by ASSI, Inc., of which Mr. Habash is the sole beneficial owner. Excludes 1,284,634 shares of Common Stock held by Vincent J. Bitetti, as to which ASSI, Inc. has shared voting rights.
(7) Includes 182,838 shares of Common Stock issued under stock options granted by the Company to Mr. Winston, which were exercised during October 1998. Also includes 100,000 shares of Common Stock which Mr. Winston is entitled to acquire from Mr. Bitetti pursuant to a presently exercisable option.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

     The Company conducted a private offering (the "Private Placement") during September and October 1995, pursuant to which it sold 52.5 units (the "Units") at a price of $100,000 per Unit. Each Unit consisted of $95,000 principal amount of the Company's 10% Secured Promissory Notes due 1996 (the "Notes") and warrants to purchase 100,000 shares of Common Stock (the "Private Warrants"). ASSI, Inc. purchased a total of 11 Units pursuant to such Private Placement, comprising $1,045,000 in principal amount of Notes and Private Warrants to purchase 1,100,000 shares of Common Stock. Upon the closing date of the Company's initial public offering on July 8, 1996, all of the Notes were repaid in full. The Company paid ASSI, Inc. $1,122,588 in satisfaction of the Notes held by it. In addition, the Private Warrants were converted to redeemable warrants, as more fully described below.

     The Company entered into a Consulting Agreement with ASSI, Inc. dated April 30, 1996. Pursuant to that agreement, ASSI, Inc. agreed to provide certain consulting services to the Company, including advising the Company regarding executive recruiting. In consideration of the services to be provided by ASSI, Inc. pursuant to the Consulting Agreement, on April 30, 1996 the Company issued to ASSI, Inc. warrants to purchase 2,000,000 shares of Common Stock at an exercise price of $4.40 per share. Pursuant to the Consulting Agreement, the Company also agreed to certain changes to the terms of the Private Warrants held by ASSI, Inc. as described below.

     On May 30, 1996, the Company entered into a Note Purchase Agreement with ASSI, Inc. pursuant to which ASSI, Inc. loaned the Company $500,000 (the "ASSI Convertible Loan"). The ASSI Convertible Loan bore interest at the rate of eight percent per annum. The principal of and all accrued interest on the ASSI Convertible Loan was due in full on the earlier of September 1, 1996 or the closing date of the Company's initial public offering, which occurred on July 8, 1996. Upon the closing of the Company's initial public offering, ASSI, Inc. exercised its option to convert all of the ASSI Convertible Loan into warrants to purchase Common Stock at a conversion price of $.25 per warrant. Warrants to purchase a total of 2,016,657 shares of Common Stock were issued upon the conversion of the ASSI Convertible Loan.

     Upon the closing of the Company's initial public offering on July 8, 1996, the terms of all of the warrants held by ASSI, Inc. became substantially the same as those of the redeemable warrants issued by the Company in the initial public offering except that (i) they became exercisable October 1, 1996, (ii) they were not mandatorily redeemable by the Company and (iii) they were subject to separate registration rights, including one demand registration right and unlimited piggy-back registration rights for as long as they were held by ASSI, Inc. or one of its affiliates. Upon a transfer of the ASSI warrants to any nonaffiliate of ASSI, Inc., the terms of such transferred ASSI warrants were to become identical to those of the Company's redeemable warrants. The demand registration rights were to expire on August 31, 2001. Until and unless exercised, the holders of the ASSI warrants were to have no voting, dividend or other rights as stockholders of the Company.

     On April 27, 1998 the Company entered into a Settlement Agreement (the "Settlement Agreement") dated as of April 24, 1998 with ASSI, Inc., NCD, Inc., The Boston Group, L.P., Vincent J. Bitetti, Ulrich E. Gottschling, Mark A. James and Robert G. Kalik. Pursuant to the Settlement Agreement, the Company settled with prejudice two legal proceedings which were pending against it, its Chairman and Chief Executive Officer Vincent J. Bitetti, and its President and Chief Operating Officer Ulrich E. Gottschling, in Los Angeles Superior Court and which related to an attempted expansion of the Company's Board of Directors and the election of four persons to fill the expansion seats. In connection with the Settlement Agreement, the Company (a) exchanged 1,100,000 shares of its Common Stock for the 4,816,657 common stock purchase warrants held by ASSI, Inc.; (b) amended its Bylaws to provide for a seven-member Board of Directors and to permit resigning directors to vote on the appointment of their successors; (c) appointed Richard Azevedo, Samuel L. Poole, Wayne M. Rogers and John T. Wholihan to fill vacancies on the Board of Directors; and (d) entered into certain related agreements described below.

     Pursuant to the Settlement Agreement, ASSI, Inc., NCD, Inc., Louis A. Habash and the Company entered into a Lock-Up Agreement. Such agreement provides that during the year ending May 30, 1999, ASSI, Inc., NCD, Inc. and Louis A. Habash (who is the beneficial owner of all of the voting securities of ASSI, Inc. and NCD, Inc.) may not sell shares of the Common Stock beneficially owned by them in an aggregate amount in excess of an amount determined by a formula, which equates to the product of approximately 94,620 shares times the number of full months, commencing with the month of May 1998, elapsed since the settlement.

     Pursuant to the Settlement Agreement, the Company entered into a Third Amended and Restated Employment Agreement (the "Third Bitetti Employment Agreement," as previously defined) with Vincent J. Bitetti, which amends and restates Mr. Bitetti's prior employment agreement. The Company also and entered into an Employment Memorandum (the "Gottschling Employment Memorandum," as previously defined) with Ulrich E. Gottschling, which amends Mr. Gottschling's existing employment agreement. See "Election of Directors Employment Agreements" above.

VOTING AGREEMENTS

     Pursuant to the Underwriting Agreement (the "Underwriting Agreement") dated July 1, 1996 pertaining to the Company's initial public offering, the Company granted the underwriters for such offering, the Boston Group, L.P. and Joseph Stevens & Co., L.P., each the right to nominate from time to time one director of the Company or to have an individual designated thereby attend all Board meetings as a nonvoting advisor. In addition, Vincent J. Bitetti and Eric
H. Winston agreed to vote all of their Common Stock in favor of the two director nominees selected by the underwriters. the voting agreement with the underwriters will terminate on July 8, 2001. Effective November 20, 1997, Joseph Stevens & Co., L.P. assigned to the Boston Group, L.P. its director nomination rights under the foregoing agreement.

     Pursuant to a Stockholder Voting Agreement (the "Stockholder Voting Agreement") dated as of April 30, 1996 among Vincent J. Bitetti, Eric H. Winston and ASSI, Inc., Messrs. Bitetti and Winston agreed to vote all of their Common Stock in favor of one director nominee selected by ASSI, Inc. and in favor of an amendment to the Company's Bylaws providing that the number of directors would be five, which provision could not be amended except with the consent of ASSI, Inc. In addition, ASSI, Inc. agreed to vote all of its shares of Common Stock for two directors nominated by Mr. Bitetti as long as he held at least 20 percent of the outstanding Common Stock, and for one director nominated by Mr. Bitetti for as long as he held at least ten percent but less than 20 percent of the outstanding Common Stock. The Stockholder Voting Agreement will terminate on the earlier of July 1, 2001 or the date when Messrs. Bitetti and Winston together cease to own at least ten percent of the outstanding Common Stock.

     Pursuant to the Settlement Agreement, the Company received the consent (the "Consent") of ASSI, Inc. to certain matters relating to the Stockholder Voting Agreement. Among other things, the Consent provides that as between the Company, ASSI, Inc., the Boston Group, L.P. and Vincent J. Bitetti, the nominees for the seven-person Board of Directors will be determined as follows: two persons may be nominated by Bitetti as long as he holds 750,000 or more shares of the Common Stock (but only one person, if Bitetti holds more than 500,000 and less than 750,000 shares, and no person if Bitetti holds 500,000 or fewer shares); one person may be nominated by ASSI, Inc. as long as it holds 500,000 or more shares of the Common Stock (but no person if ASSI, Inc. holds fewer than 500,000 shares); up to two persons may be nominated by the Boston Group, L.P. (including as assignee of the rights of Joseph Stevens & Co., L.P.) pursuant to the Underwriting Agreement so long as it may be in effect in pertinent part; one person (an "Expansion Member") may be nominated by Mr. Bitetti (subject to approval of such person by ASSI, Inc. (unless a renomination of a presently serving nominee)); and one person (another "Expansion Member") may be nominated by ASSI, Inc. (subject to approval of such person by Mr. Bitetti (unless a renomination of a presently serving nominee)). Each Expansion member must be independent of the Company and the person nominating such Expansion Member, and must meet certain other requirements set forth in the Consent.

     The Consent is terminable at the option of ASSI, Inc. in the event of a breach of the Stockholder Voting Agreement, the Settlement Agreement or the Consent by the Company, Vincent J. Bitetti or Ulrich E. Gottschling prior to the termination of the Stockholder Voting Agreement. In the event of such termination, the authorized number of directors will be automatically reduced from seven to five at the next annual meeting of stockholders, and nominations and elections for the resulting five-member Board will be governed by the Stockholder Voting Agreement and the Underwriting Agreement, without regard to the Consent.

     Pursuant to the Settlement Agreement, the parties further agreed that the director nominees for the 1997 Annual Meeting of Stockholders that was held on June 30, 1998 would be determined as follows:

Vincent J. Bitetti               as a nominee of Vincent J. Bitetti to the extent permitted by the Stockholder
                                 Voting Agreement and Consent

Ulrich E. Gottschling            as a second nominee of Vincent J. Bitetti to the extent permitted by the
                                 Stockholder Voting Agreement and the Consent

Richard Azevedo                  as a nominee of the Boston Group, L.P. under the Underwriting Agreement

Samuel L. Poole                  as a second nominee of the Boston Group, L.P. under the Underwriting Agreement

Mark A. James                    as a nominee of ASSI, Inc. to the extent permitted by the Stockholder Voting
                                 Agreement and the Consent

Wayne M. Rogers                  as the expansion member nominee of Vincent J. Bitetti as provided in the Consent

John T. Wholihan                 as the expansion member nominee of ASSI, Inc. as provided in the Consent

     The Stockholder Voting Agreement further provides that the director nominees for the 1998 Annual Meeting of Stockholders, to which this proxy statement relates, will be as follows:

Vincent J. Bitetti               as a nominee of Vincent J. Bitetti to the extent permitted by the Stockholder
                                 Voting Agreement and the Consent

a person nominated               as a second nominee of Vincent J. Bitetti to the extent permitted by the
by Vincent J. Bitetti            Stockholder Voting Agreement and the Consent

Richard Azevedo                  as a nominee of the Boston Group, L.P. under the Underwriting Agreement

Samuel L. Poole                  as a second nominee of the Boston Group, L.P. under the Underwriting Agreement

a person nominated               as a nominee of ASSI, Inc. to the extent permitted by the Stockholder Voting
by ASSI, Inc.                    Agreement and the Consent

Wayne M. Rogers                  as the Expansion Member nominated by Vincent J. Bitetti as provided in the Consent

John T. Wholihan                 as the Expansion Member nominated by ASSI, Inc. as provided in the Consent


            AUTHORIZATION OF CHANGE IN TERMS OF REDEEMABLE WARRANTS
                               (PROPOSAL NO. 2)

General

     The Company currently has issued and outstanding publicly traded redeemable warrants (the "Redeemable Warrants") to purchase 5,961,440 shares of the Company's Common Stock. Each Redeemable Warrant entitles the holder to purchase one share of Common Stock for $4.40 during the period from July 1, 1997 to January 1, 2002. The Redeemable Warrants are subject to redemption by the Company at any time after July 2, 1997, at a price of $.25 per Redeemable Warrant, if the average closing bid price of the Common Stock equals or exceeds $5.60 per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date the Company issues notice of redemption.

     The Board of Directors believes that the existence of the Redeemable Warrants historically has depressed the market value of the Common Stock, and inhibited the ability of the Company to raise needed equity capital. In an effort to rectify these problems associated with the Redeemable Warrants, the Board of Directors has determined to seek the approval of the Company's stockholders of a temporary change in the terms of the Redeemable Warrants intended to induce the holders of the Redeemable Warrants to exercise them on a "cashless" basis, and thereby to reduce the total number of shares of Common Stock issuable upon exercise of all of the presently outstanding Redeemable Warrants (the "Warrant Proposal").

     The Warrant Proposal would involve the following general terms, with the specific terms to be determined by the Board of Directors. Subject to stockholder approval, the Board of Directors would be granted discretionary authority to reduce the exercise price of the Redeemable Warrants for a stated period of up to 90-days, to an exercise price equal to not less than 90% of the average closing bid price of the Common Stock for a specified period the date on which the price reduction is publicly announced; provided, that in connection with such offer the holders of Redeemable Warrants would be entitled to exercise their Redeemable Warrants solely on a "cashless" basis by surrendering Redeemable Warrants having a fair market value equal to the applicable exercise price. For such purposes, the fair market value of the Redeemable Warrants would be deemed to equal the average closing bid price for the Redeemable Warrants for a stated period of up to 90 days preceding the date on which the Warrant Proposal and the amount of the related exercise price reduction is publicly announced. The Company would pay cash in lieu of issuing fractional shares of Common Stock in connection with any cashless exercise.

     For example, if for the applicable-day measurement period the average closing bid price of the Common Stock was $1.00, and the average closing bid price of the Redeemable Warrants was $.10, the exercise price of the Redeemable Warrants would be $.90, which could be paid only by the surrender of nine Redeemable Warrants.

     Approval of the Warrant Proposal by the stockholders would authorize, but not obligate, the Board of Directors to offer holders of the Redeemable Warrants the opportunity to exercise such Redeemable Warrants at a reduced exercise price and on a cashless basis, as described above. If the Board of Directors then exercised their authority to extend such offer to the holders of the Redeemable Warrants, such holders in their sole discretion would be free to accept or reject the offer.

VOTE REQUIRED

     Stockholder approval of the Warrant Proposal would be required pursuant to the Rule 4460(I) promulgated by the National Association of Securities Dealers, Inc., to which the Company is subject by virtue of its Common Stock being listed on the Nasdaq SmallCap Market, but only if the Warrant Proposal involved the issuance of Common Stock equal to 20% or more of the Common Stock outstanding before the issuance. If the exchange ratio applicable to a cashless exercise were less than approximately 5.25-to-1, acceptance of the Warrant Proposal by the holders of all Redeemable Warrants on a cashless basis would result in the Company issuing a number of shares of Common Stock in excess of 20% of the number of shares of Common Stock that are presently issued and outstanding. The exchange ratio that would apply to cashless exercises under the Warrant Proposal can not be ascertained in advance of the date on which the Warrant Proposal is publicly announced. Moreover, there can be no assurance as to how many, if any, of the holders of the Redeemable Warrants would accept such offer, if made. Therefore, it is not possible to determine in advance whether Rule 4460(I) would require stockholder approval of the Warrant Proposal.

     In view of the foregoing, the Board of Directors has determined that the Warrant Proposal should be implemented only if the stockholder approval requirements of Rule 4460(I) are satisfied, even though they may not actually be applicable to the Warrant Proposal. Accordingly, the affirmative vote of holders of a majority of the Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting, a quorum being present, is required to approve Proposal No. 2. Broker nonvotes with respect to this matter will be treated as neither a vote "for" nor a vote "against" the matter, although they will be counted in determining if a quorum is present. However, abstentions will be considered in determining the number of votes required to attain a majority of the shares present or represented at the Annual Meeting and entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or by proxy at the Annual Meeting has the same legal effect as a vote "against" the matter because it represents a share present or represented at the Annual Meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

     ASSI, Inc., and Vincent J. Bitetti, who together own 2,374,634 shares of Common Stock (representing 40.4 percent of the issued and outstanding Common Stock), have both advised the Company that they intend to vote all of their Common Stock in favor of Proposal No.2.

THE BOARD RECOMMENDS A VOTE "FOR" THE AUTHORIZATION OF CHANGE IN TERMS OF REDEEMABLE WARRANTS AS DESCRIBED IN THIS PROPOSAL NO. 2.

      RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS FOR FISCAL 1999
                               (PROPOSAL NO. 3)

     The Board of Directors, upon recommendation of its Audit Committee, composed of independent members of the Board, has appointed Deloitte & Touche LLP as independent auditors of the Company with respect to its operations for fiscal 1999, and has further directed that management submit such appointment for ratification by the holders of the Common Stock. In taking this action, the members of the Board and the Audit Committee considered carefully Deloitte & Touche LLP's reputation in providing accounting services to other companies in the software industry, its independence with respect to the services to be performed, its general reputation for adherence to professional auditing standards and the performance of Deloitte & Touche LLP during the audit of the Company's consolidated financial statements for fiscal years 1998 and 1997. Representatives of the firm will be present at the Annual Meeting to make a statement if they desire to do so and to answer appropriate questions that may be asked by stockholders.

VOTE REQUIRED

     Stockholder ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. The Board, however, is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. Therefore, there will be presented at the Annual Meeting a proposal for the ratification of this appointment, which the Board of Directors believes is advisable and in the best interests of the stockholders. If the appointment of Deloitte & Touche LLP is not ratified, the matter of the appointment of independent public accountants will be considered by the Board of Directors.

     The affirmative vote of holders of a majority of the Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting, a quorum being present, is required to approve

Proposal No. 3. Broker nonvotes with respect to this matter will be treated as neither a vote "for" nor a vote "against" the matter, although they will be counted in determining if a quorum is present. However, abstentions will be considered in determining the number of votes required to attain a majority of the shares present or represented at the Annual Meeting and entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote "against" the matter because it represents a share present or represented at the Annual Meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

     ASSI, Inc. and Vincent J. Bitetti, who together own 2,374,634 shares of Common Stock (representing 40.4 percent of the issued and outstanding Common Stock), have both advised the Company that they intend to vote all of their Common Stock in favor of Proposal No. 3.

     THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 1998 AS DESCRIBED IN THIS PROPOSAL NO. 3.



           DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR 1999

     The rules of the Securities and Exchange Commission permit stockholders of the Company, after notice to the Company, to present proposals for stockholder action in the Company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by Company action in accordance with the proxy rules published by the Securities and Exchange Commission. The Company's 1999 annual meeting of stockholders is expected to be held on or about December 6, 1999, and proxy materials in connection with that meeting are expected to be mailed on or about October 15, 1999. Stockholder proposals prepared in accordance with the proxy rules must be received by the Company on or before September 1, 1999.


                          FILINGS UNDER SECTION 16(a)

     Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons holding ten percent or more of a registered class of the Company's equity securities, to file reports regarding their ownership and regarding their acquisitions and dispositions of the Company's equity securities with the Securities and Exchange Commission. Officers, directors and greater than ten-percent beneficial owners are required by applicable regulations to furnish the Company with copies of any Section 16(a) forms they file.

     Based solely upon a review of the copies of the forms furnished to the Company and written representations of the Company's directors and executive officers, the Company believes that all filing requirements applicable to its officers, directors and ten-percent beneficial owners were complied with during fiscal 1998.

                                 OTHER MATTERS

     The Board of Directors of the Company does not intend to present any business at the Annual Meeting other than the matters specifically set forth in this Proxy Statement and knows of no other business to come before the Annual Meeting. However, on all matters properly brought before the Annual Meeting by the Board or by others, the persons named as proxies in the accompanying proxy will vote in accordance with their best judgment.

     It is important that your shares are represented and voted at the Annual Meeting, whether or not you plan to attend. Accordingly, we respectfully request that you sign, date and mail your Proxy in the enclosed envelope as promptly as possible.

                              BY ORDER OF THE BOARD OF DIRECTORS


                              Ulrich E. Gottschling
                              President, Chief Operating Officer
                              Chief Financial Officer,
                              Secretary and Treasurer

Sound Source Interactive, Inc.
26115 Mureau Road, Suite B
Calabasas, California  91302

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Vincent J. Bitetti and Ulrich E. Gottschling, and each of them with full power of substitution, as his or her Proxies to represent and vote, as designated below, all of the shares of the Common Stock of Sound Source Interactive, Inc., registered in the name of the undersigned on November 2, 1998, with the powers the undersigned would posses if personally present at the 1998 Annual Meeting of Stockholders to be held at the Company's offices at 26115 Mureau Road, Suite B, Calabasas, California at 10:00 a.m. on December 11, 1998, and at any adjournment thereof, hereby revoking any proxy or proxies previously given.

1.  ELECTION OF DIRECTORS:
                                 FOR all nominees listed below [_]            WITHHOLD AUTHORITY [_]
                                 (except as marked to the contrary below)     to vote for all nominees listed below
    (To withhold authority to vote for any individual nominee strike a line through the nominee's name below)
        --------
Vincent J. Bitetti       Ulrich E. Gottschling       Wayne M.  Rogers       Mark A. James       John T. Wholihan
Richard Azevedo          Samuel L. Poole

2.  Proposal to authorize the Board of Directors, in their discretion, to offer holders of Redeemable Warrants the opportunity to exercise such Redeemable Warrants at a reduced exercise price and on a cashless basis.

         [_]  For                  [_]  Against                  [_]  Abstain

3.  Proposal to rectify the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal 1999.

         [_]  For                  [_]  Against                  [_]  Abstain

     Discretionary authority is hereby granted with respect to such other matters as may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED "FOR" ALL NOMINEES FOR DIRECTOR, "FOR" PROPOSALS #2 AND #3 AND IN THE PROXY'S DISCRETION ON ANY OTHER MATTERS TO COME BEFORE THE MEETING.


                                    Dated: _______________________________, 1998

                                    ____________________________________________
                                                   (Signature)

                                    ____________________________________________
                                                   (Second signature)

                                        PLEASE DATE AND SIGN ABOVE exactly as
                                    your name appears at left, indicating where appropriate, official position or representative capacity.